Pursuant to Item 601(b)(10)(iv) of Regulation S-K, confidential information (indicated by [***]) has been omitted from Exhibit 10.24.1 because it (i) is not material and (ii) is the type of information the Company both customarily and actually treats as private or confidential.
AMENDMENT 1 to Product Agreement
for Brensocatib Film Coated Tablets (10mg and 25mg) and Bottling
between Patheon Inc. and Insmed Incorporated

WHEREAS, Patheon Inc. (“Patheon”) and Insmed Incorporated (“Client”) have entered into a Master Commercial Manufacturing Services Agreement dated May 24, 2024 (the “Master Agreement”);
WHEREAS, under such Master Agreement, Patheon and Client entered into a Product Agreement for Brensocatib Film Coated Tablets (10mg and 25mg) and Bottling dated September 29, 2024 (the “Product Agreement”);
AND WHEREAS, Patheon and Client wish to amend the Product Agreement to reflect Importer of Record terms which, specifically for the Product Agreement, differ from those of the Master Agreement;
NOW THEREFORE, the parties agree to amend the Product Agreement as follows:
1. The amendment shall take effect on January 23, 2025.
2. Section 10.g. is hereby added to the Product Agreement, as follows:
“10 g. Solely for the purposes of this Product Agreement, Section 3.3(a) of the Master Agreement shall be deleted and replaced with the following: “Client will at its sole cost and expense deliver the DP, DS and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2020). Client’s obligation will include obtaining the release of the DP, DS and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Patheon and Client will reasonably cooperate to permit the import of Brensocatib DS into Canada. For import of Brensocatib DS into Canada, Patheon or Patheon’s broker will be the “Importer of Record” (or equivalent as understood under applicable law). Notwithstanding anything to the contrary in this Master Agreement, Patheon’s agreement to act as the Importer of Record of Brensocatib DS into Canada is conditional upon a) Client’s warranty that it will provide true and accurate information to Patheon as necessary and requested by Patheon for the importation, and b) Client’s agreement to bear all risk and expense of, and full responsibility for any liability arising from, the importation of Brensocatib DS, including all applicable duties, taxes, penalties, fines and any other charges and expenses incurred as a result of the importation process, as well as Patheon’s reasonable Importer of Record fee of $[***]USD per shipment (such fee to be invoiced by Patheon and paid by Client in accordance with this Master Agreement). Furthermore, Patheon may, in its sole discretion, refuse to act as the Importer of Record at any time upon not less than 60 days’ written notice to Client.”

Exhibit 10.25.1.1
3. Except as expressly amended hereby, all other terms of the Product Agreement remain unchanged and continue in full force and effect.

Patheon Inc.		Insmed Incorporated

By:	/s/ Bobbi Ellis	By:	/s/ Carlos Blaumann
Name:	Bobbi Ellis	Name:	Carlos Blaumann
Title:	General Manager	Title:	Senior Director, Supply Chain
Dated:	1/24/25	Dated:	1/24/25